Exhibit 10.45
FIFTH AMENDMENT TO LEASE
THIS FIFTH AMENDMENT TO LEASE (this "Fifth Amendment") is entered into as of the 20th day of April 2005. by and between DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership("Landlord") and WESTERN GAS RESOURCES, INC., a Delaware corporation ("Tenant").
RECITALS
A.Landlord and Tenant entered into an Office Lease dated as of July 30, 2002 (the "Original Lease") wherein Landlord leased to Tenant and Tenant leased from Landlord approximately 81,189 square feet of rentable area (the "Original Premises") located on the ninth(9th) through the twelfth (12th) floors of the building (the "Building") located at 1099 - 18th Street, Denver, Colorado 80202, and further described as Suite 1200.
B.The Original Lease was amended by (i) that certain First Amendment to Lease dated as of September 10, 2002 ("First Amendment") pursuan1 to which Landlord and Tenant confirmed the Commencement Date and Base Rent, among other matters, (ii) that certain Second Amendment to Lease dated as of July 23, 2004 ("Second Amendment") pursuant to which certain Tenant parking rights were amended, (iii) that certain Third Amendment lo Lease dated as of November 1, 2004 (''Third Amendment") pursuant to which Tenant leased an additional 12,000 square feet of rentable area located upon the sixteenth (16th) floor of the Building described as the First Added Premises, and (iv) that certain Fourth Amendment to Lease dated as of December 31, 2004 ("Fourth Amendment'') pursuant to which Tenant leased an additional 1,928 square feet of rentable area located upon the sixteenth (16th) floor of the Building described as the Second Added Premises. The Original Lease as amended by the First-Amendment, Second Amendment, Third Amendment and Fourth Amendment is herein referred to as the "Lease".
C.Tenant has requested and Landlord is willing to lease an additional 994 square feet of rentable area located on the fifth (5th) floor of the Building which is depicted on Exhibit A-1 attached hereto and incorporated herein by this reference (the "Third Added Premises").
D.Landlord and Tenant are the sole parties in interest under the Lease.
E.Landlord and Tenant now desire to amend the Lease in the manner and form set forth herein.
AGREEMENT
NOW, THEREFORE, fur good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:
1.Confirmation of Commencement Dates. Landlord and Tenant hereby acknowledge, agree and confirm that (a) the First Added Premises Commencement Date, as defined in the Third Amendment, was February 1, 2005, and (b) the Second Added Premises Commencement Date, as defined in the Fourth Amendment, was March l, 2005.
2.Third Added Premises. Effective as of the date (the "Third Added Premises Commencement Date"), the Third Added Premises arc Ready for Occupancy (hereinafter defined) or would have been Ready for Occupancy in the absence of any TAP Tenant Delay (hereinafter defined), the Third Added Premises shall be added to the Premises for the balance of the Term, upon and subject lo all of the terms, covenants and conditions of the Lease, as amended herein. Landlord and Tenant acknowledge that the Premises will consist of approximately 96,111 square feet of rentable area after the addition of the Third Added Premises.

3.Base Rent. Effective as of the Effective Date, the Base Rent to be paid by Tenant to Landlord shall be amended as follows (subject to credits against Base Rent pursuant to Paragraph 2 of the First Amendment):

(a)	From the Commencement Date through and until September 17, 2003: Zero Dollars ($0.00) (on the Original Premise)

(b)	From September 18, 2003 through and including January 31, 2005:
$1,653,819.96 per annum payable in monthly installments or $l37,818.33 (on the Original Premises)

(c)	From February 1, 2005 through and until February 28, 2005:
$1,653,819.96 per annum payable in monthly installment of $137,8l8.33 (on the Original Premises); and
$183,330.00 per annum payable in monthly installments of $15,277.50 (on the First Added Premises)

(d)	Front March 1, 2005 through and unti1 March 31, 2005:
$1,653,819.95 per annum payable in monthly installments of $137,818.33 (on the Original Premises);
$183,330.00 per annum payable in monthly installments of $ 15,277.50 (on the First Added Premises); and
$0.00 per annum payable in monthly installments of $0.00 (on the Second Added Premises)

(e)	From April 1, 2005 through and until May 20, 2005:
$l,653,819.95 per annum payable in monthly installments of $137,818.33 (on the Original Premises);$183,330.00 per annum payable in monthly installments of $15,277.50 (on the First Added Premises);
and
$39,832.56 per annum payable in monthly installments of $3,319.38 (on the Second Added Premises)

(f)	From May 21,2005 through and until July 20, 2005:
$1,653,819.95 per annum payable in monthly installments of $137,818.33 (on the Original Premises);
$183,330.00perannum payable in monthly installments of $15,277.50 (on the First Added Premises);
$39,832.56 per annum payable in monthly installments of $3,319.38 (on the Second Added Premises): and
S0.00 per annum payable in monthly installments of $0.00 (on the Third Added Premises)

(g)	July 21, 2005 through and until December 31,2005:
$1,653,319.95 per annum payable in monthly installments of $137,818,33 (on the Original Premises);
$183,330.00 per annum payable in monthly installments of $15,277.50 (on the First Added Premises);
$39,832.56 per annum payable in monthly installments of $3,319.38 (on the Second Added Premises); and
$20,376.96 per annum payable in monthly installments of $1,698.08 (on the Third Added Premises)

(h)	January 1, 2006 through and until December 31, 2010:
$l,653,819.95 per annum payable in monthly installments of $l37,818.33 (on the Original Premises);
$244,440.00 per annum payable in monthly installments of $20,370.00 (on the First Added Premises);
$39,832.56 per annum payable in monthly installments $3,319,38 (on the Second Added Premises); and
$20,376.96 per annum payable in monthly installments of $1,698.08 (on the Third Added Premises)

*	Or, with respect to the Third Added Premises only, the Third Added Premises Commencement Date, whichever is later

4.Additional Rent.
(a)Original Premises. In addition to paying the Base Rent specified in Paragraph 3 above. Tenant shall pay as "additional rent" with respect to the Original Premises the amounts determined in accordance with the provision of Paragraph 4 of the Original) Lease.
(b)First Added Premises. In addition to paying the Base Rent specified in Paragraph 3 hereof, Tenant shall pay as “additional rent" with respect to the First Added Premises.an amount determined in accordance with the provisions of Paragraph 4 of the Original Lease based upon: (i) the "Operating Expense Base Amount" meaning the amount (on a per rentable square foot basis), of Operating Expenses incurred by Landlord during Calendar Year 2005, as they may be adjusted pursuant to Subparagraph 4(a)(vii)(A) of the Original Lease, and (ii) the "Tax Base Amount" meaning the amount (on a per rentable square foot basis) of Taxes incurred by Landlord during Calendar Year 2005. Tenant's Proportionate Share with respect to the First Added Premises shall mean 2.33% (12,000/514,000).
(c)Second Added Premises. In addition to paying the Base Rent specified in Paragraph 3 hereof, Tenant shall pay as “additional rent" with respect to the Second Added Premises an amount determined in accordance with the provisions of Paragraph 4 of the Original Lease based upon;(i) the Operating Expense Base Amount" meaning the amount (on a per rentable) square foot basis), of Operating Expenses incurred by Landlord during Calendar Year 2005, as they may he adjusted pursuant to Subparagraph 4(a)(vii)(A) of the Original Lease, and (ii) the "Tax Base Amount" meaning the amount (on a per rentable square foot basis) of Taxes incurred by Landlord during Calendar Year 2005. Tenant's Proportionate Share with respect to the Second Added Premises shall mean 0.38% (1,928/514,000).
(d)Third Added Premises. In addition to paying the Base Rent specified in Paragraph 3 hereof, Tenant shall pay as “additional rent" with respect to the Third Added Premises an amount determined in accordance with the provisions of Paragraph 4 of the Original Lease based upon: (i) the "Operating Expense Base Amount" meaning the amount (on a per rentable square foot basis), of Operating Expenses incurred by Landlord during Calendar Year 2005, as they may be adjusted pursuant to Subparagraph 4(a)(vii)(A) of the Original Lease, and (ii) the "Tax Base Amount'' meaning the amount (on a per rentable square foot basis) of Taxes incurred by Landlord during Calendar Year 2005. Tenant's Proportionate Share with respect to the Third Added Premises shall mean 0.19% (994/514,000).
(e)Calculation. Tenant's Proportionate Share under Subparagraphs 4(a), 4(b), 4(c) and 4(d) are calculated on the basis of the rentable area of the Building consisting of 514,000 square feet which is approximately 95% of the Building's actual rentable area. The Base Rent and additional rent are sometimes herein collectively referred to as the "rent". All amounts of additional rent shall be payable in the same manner and at the same place as the Base Rent.
5.Acceptance and Improvements of Third Added Premises.
(a)Acceptance of Third Added Premises. Tenant acknowledges that it has had the opportunity to inspect the Third Added Premises and agrees to accept the Third Added Premises in current "as is" condition without any obligation upon Landlord to complete improvements to the Third Added Premises or to provide any allowance for the completion of such improvements, except as provided in this Paragraph 5.
(b)Completion by Landlord. Landlord shall, in a good and workmanlike manner, cause the Third Added Premises to be improved and completed in accordance with the plans (the "TAP Plans") attached hereto as Exhibit A-2 (such improvements are herein referred to as the “TAP Tenant Work"). Landlord reserves the right however: (i) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (ii) to make changes necessitated by conditions met in the course of construction, provided that Tenant's approval of any such change shall first be obtained (which approval for mailers other than selection of finish materials shall not be unreasonably withheld or delayed so long there shall be general conformity with the TAP Plans). The TAP Tenant Work shall be furnished, installed and performed by Landlord at Landlord's cost. Landlord currently estimates that the TAP Tenant Work can be Ready for Occupancy by May 21, 2005 (subject to delays beyond Landlord's control). "Ready for Occupancy" shall mean (i) the date on which Landlord has substantially completed the TAP Tenant Work in accordance with the TAP Plans and insubstantial compliance with all applicable laws. regulations, and codes, as certified to Tenant in writing by Landlord's architect, Lewis Himes & Associates ("Landlord's Architect"), Landlord and the applicable general contractor; (ii) a permanent or temporary certificate of occupancy or other reasonable evidence of approval has been issued by the City and County of Denver ("City") permitting the use and occupancy of the Third Added Premises subject only to TAP Punch List (defined below) items; and (iii) the services and systems required to be provided to the Third Added Premises are in operation and have passed inspection by the appropriate governmental authority required for issuance of a permanent or temporary certificate of occupancy for the Third Added Premises.
(c)Access; Acceptance of Work. Landlord shall afford Tenant and its employees and agents (each herein referred to as a "Tenant Party") access to the Third Added Premises at reasonable times prior to the occupancy of the Third Added Premises only in the presence of a representative of the Landlord, and at Tenant's sole risk and expense. for the purposes of inspecting and verifying Landlord's performance of the TAP Tenant Work. Tenant shall advise Landlord promptly of any objection to the construction of the TAP Tenant Work. Within fifteen (15) days after the TAP Tenant Work is completed, Landlord and Tenant shall prepare a mutually agreed upon list ("TAP Punch List") of items of the TAP Tenant Work that needs to be corrected or repaired. Landlord agrees to cause the items set forth in the TAP Punch List to be corrected or repaired within thirty (30) days after the date the TAP Punch List is prepared. As used in this Paragraph 5, ''TAP Punch List items means minor details of construction or decoration that do not interfere with Tenant's use and enjoyment of the Third Added Premises.
(d)Third Added Premises Commencement Date. Except as provided below, if Landlord shall, for any reason (including, without limitation, failure to complete the work, if any. required to be done by Landlord under this Fifth Amendment) fail to cause the TAP Tenant Work to be completed on or before May 21, 2005 or any other date, Landlord shall not be subject to any liability fur such failure nor for any failure to timely complete any work. Tenant's obligation to pay the Base Rent and additional rent pertaining to the Third Added Premises shall commence on the Third Added Premises Commencement Date, and such failure to cause the TAP Tenant Work to be completed on or before May 21, 2005, or any other date, shall not in any other way affect the validity or continuance of the Lease as amended herein. The lean "TAP Tenant Delay'' shall mean any act or omission of Tenant, its agents, servants, employees or contractors, which has the effect of hindering or delaying the completion of the TAP Tenant Work including: (i) any delay which is caused by changes in the TAP Plans and/or the TAP Tenant Work requested by Tenant; (ii) any delay which is caused by any unreasonable failure by Tenant, without regard to any grace period applicable thereto, to promptly furnish to Landlord any required approval or consent within the period of time required therefor by the terms of this Fifth Amendment; or(iii) any delay which is caused by the performance of any work or activity in the Third Added Premises by Tenant or any of its employees, agents or contractors. Tenant also shall pay to Landlord, within 10 days after receipt of demand made from time to time, a sum equal to any additional cost to Landlord in completing the Third Added Premises resulting from any TAP Tenant Delay. Notwithstanding the foregoing. If the Third Added Premises Commencement Date does not occur by August I, 2005, as such date is extended for any TAP Tenant Delay, but not for any other delay, whether or not caused by Landlord, Tenant may terminate its lease of the Third Added Premises pursuant to this Fifth Amendment Landlord agrees to notify Tenant, in writing, within seven (7) days after the occurrence of any TAP Tenant Delay.
6.Landlord's Partial Substitution Option.
(a)At any time here after, Landlord shall have the right to substitute for the Third Added Premises then being leased or to be leased hereunder other premises within the Building (herein referred to as the "Substitute Third Added Premises") provided that the Substitute Third Added Premises shall be of at least substantially the same size and shall either have substantially Ute same perimeter configuration or a perimeter configuration which the Third Added Premises were being used by Tenant or, if possession of the Third Added Premises had not yet been received by Tenant, then for the purposes for which the Third Added Premises were to be used by Tenant.
(b)If Tenant shall not have received possession of the Third Added Premises, then, as of the date Landlord gives notice of a substitution, such substitution shall be effective, the Substitute Third Added Premises shall be the Third Added Premises hereunder and the Third Added Premises shall cease to be the Third Added Premises hereunder.
(c)The provisions of this Subparagraph 6(c) shall apply if Tenant shall have already received possession of the Third Added Premises as of the date Landlord gives notice of substitution. Tenant shall vacate and surrender the Third Added Premises not later than the later of the thirtieth (30th) day after the date that Landlord shall notify Tenant of Landlord's intent lo make the substitution in question or the fifteenth (15th) day after Landlord shall have substantially completed the work to be done by Landlord in the Substitute Third Added Premises pursuant to this Subparagraph 6(c). As of the dale of such surrender and vacation, the Substitute Third Added Premises shall be a part of the Premises leased under the Lease and the Third Added Premises shall cease lo be a part of the Premises leased under this Lease, Landlord shall (i) pay the actual and reasonable out-of-pocket expenses of Tenant's moving of its property from the Third Added Premises to the Substitute Third Added Premises and(ii) shall improve the Substitute Third Added Premises so that they are substantially similar to the Third Added Premises and promptly reimburse Tenant for its actual and reasonable out-of-pocket costs in connection with the relocation for the printing of a reasonable quantity of business cards and all other documents that identify Tenant's suite number, and in connection with the relocation of any telephone or other communications equipment and cabling from the Third Added Premises to the Substitute Third Added Premises. However, instead of paying the expenses of Tenant moving its property, Landlord may elect to either move Tenant's property or provide personnel to do so under Tenant's direction. in which event such move may not be made except during evenings, weekends or holidays. so as to incur the least inconvenience to Tenant.
(d)Tenant shall not be entitled to any compensation for any Inconvenience or interference with Tenant's business, nor to any abatement or reduction in rent (except that Base Rent will proportionately decrease if the size of the Substitute Third Added Premises is less than the size of the Third Added Premises), nor shall Tenant's obligations under this Lease be otherwise affected, as a result of the substitution except as otherwise provided in this Paragraph 6. Tenant agrees to cooperate with Landlord so as to facilitate the prompt completion by Landlord of its obligations under this Paragraph 6. Without limiting the generality of the preceding sentence, Tenant agrees to provide to Landlord promptly such approvals, instructions, plans, specifications or other information, as may be reasonably requested by Landlord.
7.Parking. Beginning on the first day of the calendar month following the Third Added Premises Commencement Date, Exhibit "D" attached to the Original Lease shall be amended to reflect that Landlord shall provide Tenant with an option to lease up to one (1) additional unreserved parking space in the Parking Garage located under the Building at the prevailing market rate quoted from time to time by the Operator. Tenant's option to use this parking space will not be affected by Tenant's exercise of the Second Partial Termination Option.
8.Brokerage. Landlord and Tenant acknowledge and agree that (i}Landlord has been represented in connection with this Fifth Amendment by Agent and by Silverbrae Holdings, Inc. ("SHI") as Landlord's agents, and (ii) Tenant has been represented in connection with this Fifth Amendment by The Staubach Company ("Staubach") as Tenant's agent. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, for a commission or other compensation in connection with this Fifth Amendment, made by any broker or finder (other than Agent. SHI and Staubach) who claim to have dealt with or communicated to Tenant in connection with this Fifth Amendment provided that Landlord has not in fact retained such broker or finder. Landlord agrees to pay Agent, SHI and Staubach pursuant to the terms of separate agreements, for their services rendered in connection with this Fifth Amendment.

9.Authority of Tenant. Tenant represents to Landlord that Tenant has not made any assignment, sublease, transfer or other disposition of Tenant's interest in the Lease or any portion of the Premises, and that Tenant is fully authorized to execute, deliver and perform this Fifth Amendment. Tenant hereby represents and warrants to Landlord that to the best of its knowledge there are no claims, demands, obligations, liabilities, actions or other cause of actions which have accrued or which may accrue arising .from or r.elated to the Lease or the Premises.
10.Binding Effect. This Fifth Amendment becomes effective only upon the.execution by Landlord and Tenant.
11.Definitions. All capitalized terms used herein, but not defined herein, shall have the same meanings given to such terms in the Lease unless otherwise indicated.
12.Reaffirmation of Lease Terms. Tenant and Landlord agree that the terms, covenants, and conditions of the Lease shall.remain and continue in full force and effect as amended herein. Each of Landlord and Tenant confirms that it is in compliance with the Lease provisions and the neither Tenant nor Landlord has any defenses, claims or offsets against the other as of the date hereof. As of the date hereof, Tenant waives and releases Landlord and its agents and employees, from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, known or unknown, arising out of or in connection with the Lease and/or the use or occupancy of the Premises prior to the date hereof. Except as specifically modified in this Fifth Amendment, the Lease remains in full force and effect If there is any conflict between the terms and provisions of this Fifth Amendment and the terms and provisions of the Lease, the terms and provisions of this Fifth Amendment shall govern.
13.Governing Law. The governing law of this Fifth Amendment and all provisions hereunder shall be governed by and construed in accordance with the laws of the Stale of Colorado.
14.Complete Agreement. This Fifth Amendment contains all agreements, understandings and arrangements between the parties hereto with regard to the matters described herein.
15.Benefit. Subject to the limitations on Tenant's assignment and subleasing provided in the Lease, this Fifth Amendment shall irn1re to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
16.Amendment. This Fifth Amendment may not be amended except in writing signed by the parties hereto.
17.Headings. The paragraph headings of this Fifth Amendment are for reference only and shall not be deemed to alter or affect the meaning of the terms hereof.
18.Time. Time is of the essence hereof.
19.Survival. All covenants, agreements, representations and warranties as set forth in this Fifth Amendment shall survive the termination of the Lease.
20.Counterparts. This Fifth Amendment may be executed in two (2) or more counterparts. each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
21.Subordination. Landlord hereby confirms its agreement to and obligations pursuant to Subparagraphs l8(b) and l 8(c) of the Original Lease. Landlord agrees that Tenant's obligation to subordinate to any future mortgage" (as defined in the Original Lease) shall be conditioned upon Landlord obtaining for·and delivering·to Tenant an agreement in recordable form and in a form reasonably acceptable to Landlord, Tenant. and the holder of such future mortgage for the Third Added Premises (which shall not diminish Tenant's rights of offset provided in Subparagraph 26(h) of the Original Lease), executed by the holder of any such future mortgage.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fifth Amendment to Lease as of the day and year set first above written.

LANDLORD:

DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By: ARC Denver, L.L.C., a Delaware limited liability company, its general partners

By: ARC Denver, Inc., a Delaware corporation, its manager

Date:5/25/05	By: /s/ David G. Marshall David G. Marshall, President

TENANT:

WESTERN GAS RESOURCES, INC., a Delaware corporation

Date:4/27/05	By: /s/ John C. Walter (Title)

EXHIBIT A-1

Depiction of Third Added Premises

DENVER PLACE
PLAZA TOWER
1099 18th Street
Denver, Colorado
LEVEL 5
SEPTEMBER 2, 2004
AMERIMAR REALTY
999 18TH STREET, #1201
DENVER, COLORADO

EXHIBIT A-2

TAP Plans

Construction Drawings dated April 29, 2005, prepared by Kieding Office Architects, consisting of pages: 5/A0.1; 5/A0.2; 5/A0.3; 5/A..1; and 5 A.2

OFFICE
10' x 15'±
504
10'-0"
8'-0"
1'-0"
BREAK AREA
503
8'-0"
sink
ref
ALIGN
H2O
OPEN OFFICE
AREA
502
files
copier
fax
PHONE/
SERVER
501
Entry/Exit